EXHIBIT 16.1

                        [Bromberg & Associate LETTERHEAD]


                                December 17, 2003







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Treasury International, Inc. -- FILE REF. NO. 000-28514
                                     -----------------------


Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on December 11, 2003, to be filed by our former client, Treasury International, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

/s/ Bromberg & Associate

Bromberg & Associate
Chartered Accountants